Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Adjourns Shareholder Meeting

LONGMONT, COLORADO, DECEMBER 9, 2016 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), UQM Technologies, Inc. (UQM) announced that it has adjourned  its Annual Shareholder Meeting with respect to two separate proposals to amend UQM’s Articles of Incorporation: one proposal which, among other things, would increase the number of shares of outstanding stock to permit sufficient shares to be issued to Hybrid Kinetic’s subsidiary and the other proposal which would reduce the voting requirements for future amendments to the Articles of Incorporation and other corporate actions from the current two-thirds threshold to a majority threshold.

The Company’s proxy solicitors continue to gather votes and progress has been made in getting closer to the required threshold, but more time is needed.  So the meeting will reconvene on December 21, 2016, allowing shareholders additional time to vote on the two proposals to amend the articles of incorporation.

During the pendency of the adjourned meeting, shareholders holding shares as of the record date of October 4, 2016, who have not yet voted are encouraged to vote.

The adjourned meeting will be held on December 21, 2016 at 10:00 a.m., at the Company’s offices, 4120 Specialty Place, Longmont, Colorado.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

Source: UQM Technologies, Inc.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901